Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

SAN DIEGO, CA – (Marketwired) - July 22, 2014 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights:

•	Total revenues were $31.5 million compared to $29.7 million in the second quarter of 2013.

•	Reported GAAP EPS of $(0.20) per share compared to $(0.05) per share in the second quarter of 2013.

•	Received 510(k) clearance from the United States Food and Drug Administration (FDA) for LyraTM molecular PCR assay for the detection of infections from Streptococcus groups A and C or G.

•	Received 510(k) clearance from the FDA for LyraTM molecular PCR assay for the detection of Herpes Simplex Virus 1+2 and Varicella Zoster Virus.

•	Received CLIA waiver designation for Sofia® diagnostic test for Respiratory Syncytial Virus (RSV).

Second Quarter 2014 Results

Total revenues for the second quarter of 2014 rose 6% to $31.5 million compared to $29.7 million in the second quarter of 2013. The increase in revenue was due to greater sales of Infectious Disease products in the second quarter of 2014, as well as growth in all other product segments.

Infectious Disease products grew 5% in the quarter as growth was achieved in all major categories. Total influenza product sales in the second quarter increased 17% to $3.8 million, the result of a 49% increase in international influenza orders.

“Despite the weak demand for flu products in the U.S. that persisted well into April, we did realize year-over-year growth across all major categories, thanks in large part to our new products, as well as our international business,” said Douglas Bryant, president and CEO of Quidel Corporation. “Our major product development programs are tracking to schedule, and in the quarter, we also received a couple regulatory clearances from the FDA that we believe can provide incremental near-term growth opportunities.”

In the quarter, total costs and expenses were $41.5 million as compared to $36.7 million in the second quarter of 2013. Cost of Sales increased $2.2 million, the result of higher sales, unfavorable product mix and higher Sofia depreciation cost. R&D expense increased in the second quarter versus last year due to the added investment in Savanna, somewhat offset by the $0.4 million expense reimbursement from Life Technologies relating to the R&D collaboration agreement signed in March of 2012. The Company also realized $0.9 million in rebates from a key service provider on the Savanna project. Sales and Marketing expense increased by $2.3 million in the second quarter, due to an increase in sales personnel in the second quarter of 2014, as compared to the second quarter of 2013.

Net loss for the second quarter of 2014 was $6.9 million, or $(0.20) per share, compared to net loss of $1.8 million, or $(0.05) per share, for the second quarter of 2013. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the second quarter of 2014 was $3.4 million, or $(0.10) per share, compared to $1.9 million, or $(0.06) per share, for the same period in 2013.

Results for the Six Months Ended June 30, 2014

Total revenues were $78.2 million for the six-month period ended June 30, 2014, compared to $91.7 million for the same period in 2013. The decrease in revenue was primarily driven by softer demand for Infectious Disease products in the first quarter due to a weaker respiratory disease season in 2014, relative to the same period in 2013.

For the six-month period ended June 30, 2014, total costs and expenses were $90.2 million as compared to $81.3 million over the same period in 2013. Cost of Sales for the six month period ended June 30, 2014 increased by $2.9 million over the same six month period in 2013 mostly due to the mix of products. For the first six months of 2014, Sales and Marketing expense increased by $3.8 million, due to the expansion and training of a larger sales force in 2014 relative to 2013. R&D expense in the first half of 2014 increased by $1.7 million due to the addition of BioHelix and AnDiaTec R&D costs, as well as increased expense for the development of the Savanna platform.

For the six-month period in 2014, net loss was $8.4 million, or $(0.25) per share, compared to net income of $10.6 million, or $0.30 per diluted share, for the same six-month period in 2013. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the six months ended June 30, 2014 was $0.5 million, or $(0.01) per share, compared to net income of $14.7 million, or $0.42 per diluted share, for the first six months in 2013.

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation and amortization of intangibles on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss the second quarter results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 866-510-0707, or from outside the U.S. dial 617-597-5376, and enter the pass code 822-717-86.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 9:00 p.m. Eastern Time (6:00 p.m. Pacific Time) today by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering pass code 748-364-45.

About Quidel Corporation

Quidel Corporation serves to enhance the health and wellbeing of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia®, AmpliVue® and Lyra™ brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality; the timing of the onset, length and severity of cold and flu seasons; government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses; adverse changes in competitive conditions in domestic and international markets; the reimbursement system currently in place and future changes to that system; changes in economic conditions in our domestic and international markets; changes in sales levels as it relates to the absorption of our fixed costs; lower than anticipated market penetration of our products; the quantity of our product in our distributors’ inventory or distribution channels and changes in the buying patterns of our distributors; our development of new technologies, products and markets; our development and protection of intellectual property; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; that we may incur significant additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of POC diagnostic products; changes in government policies; adverse actions or delays in product reviews by the U.S. Food and

Drug Administration (the “FDA”); compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; the loss of key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into US markets; our failure to maintain adequate internal control over financial reporting; volatility in our stock price; dilution resulting from future sales of our equity; and provisions in our charter documents and Delaware law that might delay stockholder actions with respect to business combinations or the election of directors. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the Securities and Exchange Commission (SEC) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data; unaudited)

	Three months ended June 30,
	2014	2013
Total revenues	$31,488	$29,706

Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	15,902	13,671
Research and development	8,127	7,945
Sales and marketing	9,393	7,120
General and administrative	5,843	5,901
Amortization of intangible assets from acquired businesses and technology	2,208	2,022

Total costs and expenses	41,473	36,659

Operating loss	(9,985)	(6,953)

Interest expense, net	(372)	(359)

Loss before income tax benefit	(10,357)	(7,312)

Benefit for income taxes	(3,449)	(5,557)

Net loss	$(6,908)	$(1,755)

Basic and diluted (loss) earnings per share	$(0.20)	$(0.05)

Weighted shares used in basic and diluted per share calculation	34,347	33,802

Gross profit as a % of total revenues	49%	54%
Research and development as a % of total revenues	26%	27%
Sales and marketing as a % of total revenues	30%	24%
General and administrative as a % of total revenues	19%	20%

Condensed balance sheet data (in thousands):	6/30/14	12/31/13
Cash, cash equivalents and restricted cash	$18,075	$9,357
Accounts receivable, net	17,233	29,928
Inventories	23,525	27,639
Total assets	258,514	271,485
Long term debt	4,880	5,126
Stockholders’ equity	219,846	223,779

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data; unaudited)

	Six months ended June 30,
	2014	2013
Total revenues	$78,161	$91,701

Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	36,149	33,218
Research and development	17,208	15,469
Sales and marketing	19,320	15,562
General and administrative	13,070	13,264
Amortization of intangible assets from acquired businesses and technology	4,416	3,786
Facility restructuring charge	—	—

Total costs and expenses	90,163	81,299

Operating (loss) income	(12,002)	10,402

Interest expense, net	(731)	(723)

(Loss) Income before income tax benefit	(12,733)	9,679

Benefit for income taxes	(4,313)	(933)

Net (loss) income	(8,420)	10,612

Basic (loss) earnings per share	(0.25)	0.31
Diluted (loss) earnings per share	(0.25)	0.30

Weighted shares used in basic per share calculation	34,271	33,658
Weighted shares used in diluted per share calculation	34,271	34,716

Gross profit as a % of total revenues	54%	64%
Research and development as a % of total revenues	22%	17%
Sales and marketing as a % of total revenues	25%	17%
General and administrative as a % of total revenues	17%	14%

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net (loss) income - GAAP	$(6,908)	$(1,755)	$(8,420)	$10,612
Add:
Non-cash stock compensation expense	1,240	1,887	3,479	4,028
Amortization of intangibles	3,764	3,143	8,516	8,117
Facility restructuring charge	—	—	—	—
Income tax impact of 2012 research and development tax credit	—	—	—	(510)
Income tax impact of reversal of tax contingency reserve	—	(3,458)	—	(3,458)
Income tax impact of non-cash stock compensation expense and amortization of intangibles	(1,522)	(1,710)	(4,066)	(4,129)

Adjusted net (loss) income	$(3,426)	$(1,893)	$(491)	$14,660

Basic earnings per share:
Adjusted net (loss) earnings	$(0.10)	$(0.06)	$(0.01)	$0.43
Net (loss) earnings - GAAP	$(0.20)	$(0.05)	$(0.25)	$0.31

Diluted earnings per share:
Adjusted net (loss) earnings	$(0.10)	$(0.06)	$(0.01)	$0.42
Net (loss) earnings - GAAP	$(0.20)	$(0.05)	$(0.25)	$0.30